Exhibit 10.1

Translation from French-for Information Only

AGREEMENT FOR ASSIGNMENT OF RECEIVABLES

N°

This Agreement (this “Agreement”) is made:

Among:             ESSEX NEXANS EUROPE, a French simplified stock company (“société par action simplifiée”), the share capital of which is EUR 40 930 000, registered with the Registry of Commerce and Companies (“Registre du Commerce et des Sociétés”- RCS) of Compiègne B 440 088 110, the registered office of which is located in Compiègne (60 200), Rue Jean Monnet – L’Européen, Parc tertiaire de la Croix, and hereinafter called the “Company”

Together with

ESSEX NEXANS, a French simplified stock company (“société par action simplifiée”), the share capital of which is EUR 14,000,000, registered with the Registry of Commerce and Companies (“Registre du Commerce et des Sociétés”- RCS) of Compiègne B 444 684 549, the registered office of which is located in Compiègne (60 200), Rue Jean Monnet – L’Européen, Parc tertiaire de la Croix, and hereinafter called “Participant A”

ESSEX NEXANS L+K GmbH, a German company the share capital of which is EUR 25,000, the registered office of which is located at Engterstrasse 34, 49565 Bramsche – Germany, registered with Section B of the Commercial Registry of Osnabrück under n° 21732, and hereinafter called “Participant B”

ESSEX NEXANS UK, the head office of which is located at Ellis Ashton Park, Liverpool, L36 6BW - England, registration n° 03512877,

and hereinafter called “Participant C”,

The Company and Participants A, B, and C shall hereinafter together be called the Participants, or, separately, a Participant, as the case may be;

And:                                  Compagnie Générale d’Affacturage, a French corporation (SA – “société anonyme”), the share capital of which is EUR 14,400,000, registered with the Registry of Commerce and Companies (“Registre du Commerce et des Sociétés”- RCS) of Bobigny B 702 016 312, the registered office of which is located in Saint Denis (93200), 3 rue Francis de Pressensé, hereinafter called “CGA”,

WHEREAS, Participants A, B, and C are subsidiaries of the Company, wholly or partially owned, directly or indirectly, thereby, which together form an integrated group of companies;

WHEREAS, for the purpose of improving their financial management capabilities, the Company and the Participants wish to enter into financing arrangements in respect of their respective portfolios of receivables;

WHEREAS, CGA submitted to the Participants a financing proposal that they have accepted, the terms and conditions of which are set forth in this Agreement.

NOW, THEREFORE, THE PARTIES HERETO HEREBY AGREE AS FOLLOWS:

ARTICLE 1:  PURPOSE OF AGREEMENT

CGA hereby agrees to provide to the Company and to each of the Participants, on the terms of this Agreement, a range of services for financing and managing their business receivables, without guarantee, in accordance with the provisions hereof.

It is accordingly agreed that CGA, by paying the amount of the qualifying receivables, shall be substituted for and subrogated in and to the rights of the Participants, but shall not assume the risk of financial default of the obligors concerned thereby.

Each Participant hereby authorizes the Company to act on its behalf, as its agent.  The Company hereby agrees to act as agent of the Participants, on instructions of the Participants, solely for management purposes in respect of this Agreement.

The Participants’ obligations in respect of this Agreement shall not be joint.  Each Participant shall be liable only in respect of its own obligations that result from the operation of its own current account and shall be responsible (directly or through the Company acting as agent) only for its portion (on a duly proportionate basis) of the commissions and costs due to CGA hereunder.

ARTICLE 2:  SCOPE

To qualify under this Agreement,  the business receivables shall meet all of the following conditions:

•                                          be receivables that will be liquidated, due, and owing at maturity thereof and denominated in Euros (EUR)  by obligors located in countries that are member states of the European Union or of the OECD;

•                                          be receivables the maturity of which does not exceed 90 days, ending on the 10th of the following month; and

•                                          correspond to goods delivered or services rendered.

The following shall be excluded from the scope of this Agreement:

•                                          receivables in respect of a supplier of the Participants; notwithstanding the foregoing, if the amount due from a Participant to a supplier is less than 2% of the corresponding outstanding receivables of such Participant against such supplier, the receivable shall be deemed an eligible one; CGA may, on a case by case basis and at the express request of a Client, increase this ratio.

•                                          receivables held against obligors that have directors or majority shareholders in common with the parties hereto (other than CGA).

Compliance with the foregoing scope shall be solely the responsibility of the Participants, and CGA shall not be required to conduct any verification or audit in respect thereof

The Participants hereby agree not to assign or pledge the receivables that have been assigned to CGA as security to a third party.

ARTICLE 3:  CURRENT ACCOUNT AGREEMENT

An account shall be opened with CGA in the name of each Participant.  All the transactions undertaken in connection with this Agreement shall be recorded in the account of the relevant Participant; for each Participant reciprocal debits and credits by and between CGA and the relevant Participant in respect of this Agreement shall be deemed to be connected and indivisible and shall be recorded as debits or credits and shall be offset against each other.

Should there be more than one account standing in the name of a Participant, such accounts shall constitute only line items in such Participant’s current account, with all consequences attaching thereto, regardless of the currency used for the transactions handled thereby.  In any case, each Participant shall be liable for any foreign exchange risk in respect of such Participant’s receivables.

ARTICLE 4:  TRANSACTIONS IN CURRENCIES OTHER THAN EUROS

A receivable denominated in a currency outside the EURO zone shall be credited to the current account of the relevant Participant for the equivalent value thereof in the currency of said account.

Such equivalent value shall result from the application, on the value day on which it is recorded to the credit of such current account, of the average exchange rate for cash thereof on the last business day, quoted in France and communicated by the Banque de France [Bank of France].

The equivalent value of payments deposited in currencies different from the one of such current account shall be determined on the basis of the exchange rate (for cash) applied by the bank that undertook the transaction.

ARTICLE 5:  ASSIGNMENT OF RECEIVABLES

Each Participant shall assign and transfer to CGA on a weekly or monthly basis, at such Participant’s option, the invoices corresponding to the receivables of such Participant issued since the immediately preceding delivery (hereinafter, the “Assigned Receivables”); deliveries shall consist of the following documents:

•                                          a summary constituting an acknowledgment of receipt and substitution/subrogation against payment made by CGA to the Participants, as set forth hereafter; and

•                                          a detailed statement of the invoices and credit notes transmitted separately in electronic form.

If CGA is unable to use the electronic/digital files transmitted by the Participants, it shall not be held liable for any delay in treatment that may result.

In the event of any anomaly found in a delivery, CGA shall have the right to suspend its financing until correction thereof.

CGA shall pay the amount of the assigned receivables by crediting the current account of each relevant Participant; as a result, and on the date, of such payment CGA shall be substituted for and subrogated in and to the rights and actions of the relevant Participant in respect of the transferred receivables, as provided in Article 1250-1° of the French Civil Code.

ARTICLE 6:  GUARANTEE OF CREDIT RISK

CGA shall not assume the risk of default by the obligors.

ARTICLE 7:  FINANCING OF THE RECEIVABLES

7.1 Maximum Authorized Amount of Outstanding Loan

CGA shall finance the receivables up to a limit of a single aggregate maximum authorized outstanding amount of:

•      EUR 50,000,000 (fifty million Euros).

Such aggregate maximum outstanding amount shall be a revolving amount.  It shall be divided among the Participants as follows:

•                  Participant A                          €40 million

•                  Participant B                            €5 million

•                  Participant C                            €5 million

This distribution of the maximum outstanding amount may be changed at any time by the Company with immediate effect, by written request, within the aggregate amount of EUR 50,000,000.

7.2 Disbursement of Loan Proceeds

At the request of the Company or the relevant Participant, CGA, upon receipt of such request, shall transfer, available funds by bank transfer (“virement”) from the current account described in Article 3 of this Agreement to the bank account(s) of each relevant Participant.  If the request is received by CGA before 11 AM (French time) on a given business day, the requested available funds shall be transferred by CGA on the same business day to the bank account(s) of the relevant Participant.  Requests may be made by fax, by letter or via our website “CGA Contact”.  Such requests shall be made by a person duly authorized by the relevant Participant, or by the Company.

Available funds shall result from the outstanding amounts of transferred receivables, from which shall be deducted the commissions set forth in Article 12 hereof, together with the amount retained as set forth in Article 10.

ARTICLE 8:  CONTINUATION OF THE AGREEMENT BY PARTICIPANTS A and B

This Agreement represents the continuation of the Agreement for Assignment of Accounts Receivable between CGA and the Participants ESSEX NEXANS SAS (Current Account n° 7783) and ESSEX NEXANS L+K (Current Account n° 7784), dated 22 October 2005.  Accordingly, CGA hereby agrees, at the request of such Participants, to record the transactions relating to this Agreement in the current accounts standing with it in respect of the Agreement presently in effect.

ARTICLE 9:  FIRST DELIVERY BY PARTICIPANTS B and C

CGA shall accept the transfer and assignment by substitution/subrogation of all of the outstanding receivables in respect of the obligors that fall within the scope of this Agreement, at the request of the Participants.  If the receivables are not free and clear of rights on the date on which this Agreement is signed, however, such transfer and assignment shall be made only on the following terms and conditions:

•  prior to delivery of such receivables, the Participant shall provide to CGA a letter agreeing to obtain a full and complete release (“letter d’engagement de mainlevée”) from the banks in respect of receivables involved,

•  on the date on which the current account is credited with the receivables, the Participant shall repay the banks the amount of the amount disbursed and made available, by bank transfer from its CGA current account and shall deliver to CGA the full and complete release of the assignments from its banks in no more than 24 hours.

ARTICLE 10:  LOAN RETENTION

An amount equal to 15% of the outstanding receivables financed hereunder shall be retained.

This retained amount shall correspond to an unavailable portion which shall constitute a surety to secure performance of all the obligations in respect of principal, commissions, costs and ancillary expenses (credit notes, disputes, etc.) of the Participants in respect of CGA under this Agreement.

Exercise of CGA’s rights:  CGA shall have the right to terminate financing of relevant unpaid receivables 60 days after their maturity date thereof.

Such retained amount may be increased by 5 points in case of breach of any of the following covenants, if not remedied by the Company or relevant Participant within three business days.

•                  In respect of Participant A or the Company:

•  Privileges sociaux et fiscaux (tax and health insurance/social security related benefits) should be less than 5% of known sales (1)

The retention ratio shall be returned to 15% if the covenant is again complied with and the breach of the covenant is remedied.

(1) chiffre d’affaires (sales):  line FL of tax return

ARTICLE 11:  AUTHORITY TO MANAGE AND COLLECT RECEIVABLES

11.1 Definition of Authority

As owner of the receivables by virtue of subrogation, CGA accordingly shall be the only entity authorized to collect payments in respect of the receivables.

In connection with this Agreement, however, CGA hereby designates the Participants to collect the amount of the assigned receivables paid by subrogation.  During the term of this authority, the Participants, therefore, shall be excused from informing the obligors thereof of the existence of this Agreement and from including the subrogation payment clauses in favor of CGA on the invoices that they send to them.

CGA undertakes not to contact the obligors directly or indirectly, except in the event that the appointment is revoked or if so expressly requested in writing by the Participants.

11.2 Collection of the Receivables

Each Participant agrees to apply its normal collection procedures, and, in general, to take all reasonable steps that may be necessary to protect CGA’s rights.  Neither the Company nor the Participants shall have the right, in connection with their collection authority, to commence any legal proceedings against an obligor or to appoint counsel or engage collection agents for collection purposes without the prior written consent of CGA.  Likewise, CGA shall not have the right to require the Company or any of the Participants to undertake collection steps, provided, however, that, should a Participant refuse to take collection steps at CGA’s request, CGA shall have the right to terminate the collection authority of such Participant on the terms and conditions set forth in Article 11.5.

Each Participant shall inform CGA of any change may be made in its collection procedures.

11.3 Receipt of Payments

There shall be opened in CGA’s name for each Participant a bank account which will be dedicated to receiving payments from the obligors.  The references of each of such accounts shall be given in writing to each relevant Participant.

Each Participant, as a result of the authority granted hereby, shall receive payments as depositor and agrees:

•                                          promptly to deliver the payment instruments relating to the assigned receivables to the dedicated account of such Participant and inform CGA thereof,

•                                          to request the obligors to make their bank transfers (“virements”) directly to the dedicated account of such Participant and provide CGA with a copy of such request.  Any bank transfers credited to another account shall be returned immediately to the dedicated account of the affected Participant.

In case of breach of such obligations, and if the affected Participant fails to remedy such breach within 3 business days, CGA shall have the right to reduce the payments to be made to it, or to debit its bank account in respect of the amounts involved, without prejudice to any other legal action CGA might have in such case against such Participant

If a Participant’s current account is debited, the debit note shall have the effect of repaying CGA only if the available portion of the current account of such Participant has an adequate credit balance.

Each Participant hereby authorizes CGA to credit its relevant current account with any remittance that CGA may receive in the name of such Participant, regardless of its date or purpose.

11.4 Information Relating to Performance of the Collection Authority

Each Participant hereby agrees to transmit to CGA, on a monthly basis, no later than the 10th business day of the following month, the following documents established as of the last day of the month involved:

•                  Reconciliation statement prepared on the basis of the form supplied by CGA and by electronic file:

•                                          a complete list of obligors showing their exact identity with their SIREN number, for French customers, their intracommunity VAT number for customers domiciled in a member state of the European Union, and the number of registration with the local commercial registry for obligors that are located outside the European Union.

•                                          a detailed statement of each obligor’s account;

•                                          a monthly list of amounts not yet due;

Furthermore, each Participant agrees to transmit from time to time a copy of the deposit slips in respect of the payment instruments.

Finally each Participant agrees to transmit to CGA a complete list of its financialpartner institutions with their full contact information.

11.5 Cancellation of the Collection Authority

In case of a material breach by a Participant of its obligations under this Agreement and if such Participant fails to remedy such breach within 3 business days after written notification thereof by CGA to such Participant (with a copy to the Company), CGA may cancel the agency authority and proceed directly with the collection and receipt of the assigned receivables covered thereby.  Such Participant, in such case, shall provide any and all useful assistance to CGA.

CGA shall attempt to give such Participant a period of ten business days in France, Germany, and the United Kingdom to allow it to explain such change to the obligors, or, upon request, take back all of the receivables theretofore assigned, on the condition that CGA have been paid the amount of such receivables.

If the agency is terminated in a manner requiring notice to the obligors, CGA shall invoice the handling expenses as follows:

•                                          EUR 5 (excluding taxes) per obligor and EUR 6 (excluding taxes) per invoice* for transactions in France,

•                                          EUR 16 (excluding taxes) per obligor and EUR 8 (excluding taxes) per invoice* for transactions in Germany,

•                                          GBP 10 (excluding taxes) per obligor and GBP 5 (excluding taxes) per invoice* for transactions in the United Kingdom.

The notice shall be made by CGA in accordance with legal rules applicable in the countries of each obligor.  Such terms and conditions shall be indicated in a separate letter.  CGA shall recover the postal costs related to the notice from the Participant.

* borne by CGA as at the date of cancellation of the agency.

ARTICLE 12:  COMPENSATION OF CGA

In connection with this Agreement, fees and commissions received by CGA shall be subject to VAT, if appropriate.

12.1 Service Commission

CGA shall receive, monthly, a service commission (excluding tax) of EUR 6 700.  Such amount shall be due and payable at the beginning of each month.

12.2 Financing Commission

CGA shall receive, on a monthly basis, in arrears, a financing commission (excluding tax) calculated at CGA’s rate plus 0.35 % per annum, payable upon receipt of invoice by each relevant Participant.

The financing commission shall be prorated in proportion to the withdrawals recorded as a debit to the current account as from the day of such withdrawal until the actual collection by CGA of payments or reimbursements received, or until the date of exercise by CGA of its right of recourse as set forth in Article 10.

CGA’s rate shall be defined as a rate resulting, for each calendar month, from the arithmetic average of the EONIA* rate for the period from the last business day of the previous month until the last but one working day of the then current month.

*EONIA:  European Overnight Index Average published daily by the European Central Bank

For a facility deemed to be drawn on a one-time basis in the maximum amount authorized and a value at the CGA rate as of 30 April 2007 of 3.826%, the daily TEG shall be 0.0116%, and the annual global effective rate shall be 4.23%.

ARTICLE 13 - DISCLOSURE

The Participants agree to deliver to CGA, as soon as available and, in any event, no later than 6 months from the closing date of the applicable fiscal year:  a balance sheet, income statement and the notes thereto, certified true and correct and certified, as the case may be, by the Statutory Auditors thereof.

They shall immediately inform CGA of any changes in respect of powers and authority under their Articles of Association, to any delegation of authority granted, or to any Standard Terms and Conditions of Sale, that have been heretofore delivered to CGA.

Participants B and C agree to deliver a certificate relating to their being current in respect of tax and health insurance/social security payments within 15 business days of the closing date of their fiscal year.

The Participants agree to inform CGA of any change that occurs in ownership of their share capital, whether in connection with a change relating to the breakdown of ownership of the subsidiaries that are Participants between or among companies controlled, directly or indirectly, by Superior Essex Inc. (the “SUPERIOR ESSEX Group”), or in connection with a sale or transfer of shares in the share capital of the Participants to one (or more) companies outside the SUPERIOR ESSEX Group.

ARTICLE 14  TERM AND TERMINATION

This Agreement shall be made for a term of 3 years as from the date on which it is signed.

The Company (acting for itself and on behalf of the Participants) may terminate it at any time, upon two months’ prior notice.  CGA shall then receive an amount corresponding to 18 months of Service Commission.  It is understood and agreed that, if the Company should terminate this Agreement after a period of 18 months from the date of signature, no penalty shall be due, provided that CGA has effectively received an amount equal to 18 months of service commissions.

CGA may terminate the Agreement without prior notice in the following cases:

•                                          force majeure (fire, strike, destruction or material impossibility for CGA to conduct its business, etc.);

•                                          the appointment of a bankruptcy administrator (“administrateur judiciaire”) (or its equivalent in English, German, or Italian law), voluntary liquidation or cessation of the business of a Participant;

•                                         any change that occurs in ownership of the share capital of the Participants by sale/transfer of shares in the share capital of the Participants to one (or more) companies outside the SUPERIOR ESSEX Group, unless expressly accepted by CGA.

•                                          any conduct or substantial breach by any of the Participants of any of its contractual obligations which might have the result of making it impossible for CGA to obtain full or partial payment of the assigned receivables and which is not remedied by the said Participant within 2 business days after a written notice sent by CGA to such Participant (with copy to the Company).

ARTICLE 15:  JURISDICTION AND VENUE.

This Agreement shall be exclusively subject to French law.

The Parties hereby agree that the Tribunal de Commerce (Commercial Court) of Bobigny shall have jurisdiction to settle any dispute in respect of this Agreement, provided, however, that CGA shall have the right also to submit disputes to other courts and venues that have jurisdiction in accordance with applicable law.

ARTICLE 16 – EFFECTIVE DATE

Effective date:

Made in five originals, in , on

THE COMPANY(1)	CGA

THE PARTICIPANTS(2)

ESSEX NEXANS	ESSEX NEXANS L+K GmbH

ESSEX NEXANS UK

(1) Corporate seal and title or authority of person signing.

(2) Corporate seal and title or authority of person signing.